Exhibit 5.1

Faegre Baker Daniels LLP 1470 Walnut Street Boulder, CO 80302

June 28, 2012

Ascent Solar Technologies, Inc.
12300 Grant Street
Thornton, Colorado 80241

Re:    Ascent Solar Technologies, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as counsel to Ascent Solar Technologies, Inc. (the “Company”), in connection with the proposed issuance and sale of up to 1,000,000 shares of the Company's Common Stock (the “Shares”) pursuant to the Company's Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Company's Third Amended and Restated 2008 Restricted Stock Plan, will upon such issuance and sale, be legally issued, fully paid and nonassessable.
We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.
This opinion letter is rendered as of the date first written above. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

FAEGRE BAKER DANIELS LLP

By:    /s/ James H. Carroll
James H. Carroll